EXHIBIT 99.1

News Release

August 3, 2005
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Second Quarter Earnings For 2005

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported second quarter net income of $546,000, an increase of $142,000 or 35% from the second quarter of 2004. Earnings per share for the second quarter of 2005 were $.33, compared to $.25 per share in the same period in 2004. Net income for the first six months of 2005 was $1,061,000 or $.64 per share, compared to $916,000 or $.56 in the first six months of 2004. Earnings per share amounts have been adjusted for the 5% stock dividend paid in May 2005. Total assets as of June 30, 2005 were $238,076,000, which represented growth of $12,492,000 from a year earlier. Loans have grown 6% in the last twelve months while deposits have increased 8% since June 30, 2004.

The increase in net income in the second quarter and first six months of 2005 resulted primarily from higher net interest income. Growth of 7% in average earning assets in the second quarter and 8% in the first six months of 2005 compared to the same periods in the prior year were the primary drivers of the increase. ChoiceOne's interest rate spread increased by 1 basis point in the second quarter of 2005 compared to the second quarter of 2004, but was down 7 basis points in the first half of 2005 compared to the same period in 2004.

The provision for loan losses increased $70,000 in the second quarter and $90,000 in the first half of 2005 compared to the same periods in the prior year. The increase was due to commercial loan growth in the first six months of 2005 of almost double the amount experienced in the same period in 2004 and slightly higher net charge-off levels in consumer and residential mortgage loans in the first half of 2005 than in the comparable period in 2004. Noninterest income was up $17,000 or 3% in the second quarter of 2005 compared to the same period in 2004 but was down $42,000 or 3% in the first six months of 2005 compared to the same period in the prior year. A lower level of commissions from sales of investment products and gains on sales of securities contributed to the lower noninterest income in 2005. Noninterest expense fell $70,000 or 4% in the second quarter of 2005 and $59,000 or 2% in the first half of 2005 compared to the equivalent periods in 2004. Noninterest expense was affected by an $86,000 adjustment of state single business tax expense for the tax years of 2002, 2003, and 2004. Without the effect of the tax adjustment, noninterest expense would have increased less than 1% in both the second quarter and first six months of 2005 compared to the prior year.

"We are pleased with our ability to control expenses while growing earning assets and the progress of our Rockford Office opened in the third quarter of 2004," President and CEO James Bosserd commented. "We are very excited about our relocation into our newly constructed Alpine Office. Our new location opened in July 2005. We believe it will provide us with a better presence to grow deposits in the Comstock Park community."

ChoiceOne paid a 5% stock dividend on common stock on May 31, 2005. The stock dividend was payable to shareholders of record as of May 9, 2005.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.